EXHIBIT 99.2
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                                     [LOGO]
                           BATHGATE CAPITAL PARTNERS






May 27, 2004

Mr. Tony LaPine, Chairman and CEO
Semotus Solutions, Inc.
16400 Lark Avenue, Suite 230
Los Gatos, California 95032

Dear Mr. LaPine:

         We are pleased to confirm the engagement of Bathgate Capital Partners LLC ("Bathgate Capital") by Semotus Solutions, Inc. (the "Company") on a non-exclusive basis as a financial advisor to assist the Company in seeking and evaluating Business Combinations (defined below) involving the Company and any other entity or individual (a "Third Party"). This agreement is to confirm our understanding with respect to our engagement.

         1. DEFINITIONS. As used in this agreement, the following terms shall have the following meanings:

                  (a) "Business Combination" means, whether effected in one transaction or in a series of related transactions

                           (i) a merger, consolidation, reorganization or other
                  business combination pursuant to which the business of the Company is combined with that of a Third Party, including, without limitation, a joint venture;

                           (ii) the acquisition, directly or indirectly, by the
                  Company of more than 50% of the then outstanding voting capital stock of a Third Party by way of a tender or exchange offer, negotiated purchase or other means (other than a typical public or private offering of the stock to existing and new shareholders);

                           (iii) the acquisition, directly or indirectly, by the
                  Company of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, a Third Party by way of a negotiated purchase, sale, lease, license, exchange, joint venture, or other means;

                           (iv) the acquisition, directly or indirectly, by the
                  Company of control of a Third Party through a proxy contest or otherwise than through the acquisition of a Third Party's voting capital stock;

                  (b) "Bathgate Capital Contact" is any party or entity, that Bathgate Capital intends to contact with regard to a Business Combination during the Engagement Period and that is pre-approved in writing by the Company. Each Bathgate Capital Contact shall be added to a list of Bathgate Capital Contacts on Exhibit B, attached hereto and incorporated herein. A Bathgate

         Capital Contact shall also include any party or entity referred to the Company by another Bathgate Capital Contact during the Engagement Period or the Tail Period, as long as the inclusion of such party or entity is pre-approved in writing by the Company.

                  (c) "Engagement Period" is defined in paragraph 6 of this agreement.

                  (d) The "Fair Value" of securities (if such securities are publicly traded) will be the average of the reported Last Sale Prices of the securities for the ten trading days immediately preceding the date of closing of the transaction, subject to valuation adjustments agreed upon by the parties at the applicable time if such securities are not immediately tradeable. If the securities are not publicly traded, or if the Last Sale Price is not normally reported, their Fair Value will be the value determined by the Company and Bathgate Capital.

                  (e) The "Fair Value" of any non-cash consideration (other than securities) will be the value determined by the Company and Bathgate Capital.

                  (f) The "Purchase price" paid in a Business Combination means an amount equal to the sum of (a) the aggregate Fair Value of any securities issued and any other non-cash consideration (including, without limitation, any joint venture interest) delivered by the acquiring party in the transaction, (b) any cash consideration paid by the acquiring party in the transaction, and (c) the amount of all indebtedness of the acquired party and any subsidiary of the acquired party (except trade debt) that is assumed or acquired by the acquiring party, or that is or retired or defeased in connection with such transaction. If the Business Combination takes the form of a merger into a new company, the number of securities that will be deemed to be issued in the transaction will be the total shares issued to the merged companies.

                  (g) The "Tail Period" shall consist of a period of twelve (12) months after the expiration of the Engagement Period.

                  (h) A "Third Party" is an individual or entity with which the Company may enter into a Business Combination.

         2. SERVICES. During the term of our engagement we will provide you with financial advice and assistance, which may include performing valuation analyses, searching for qualified Business Combinations, coordinating visits with Third Parties, and assisting the Company with negotiating the financial aspects of all transactions described herein. We shall provide our services to the Company in such form, manner and place as the Company reasonably requests.

         3. PERFORMANCE OF SERVICES. In completing this assignment, we, with your prior written consent, may:

                  (a) Contact Third Parties, establish and attend exploratory meetings, analyze prospective Third Parties and structure and negotiate a transaction;

                  (b) Consult other investment bankers and/or the Company's legal counsel to discuss above;

                  (c) Familiarize ourselves to the extent we deem appropriate with the business, operations, properties, financial condition and prospects of a Third Party. It is understood that BCG shall, in the course of such familiarization, rely upon information supplied by a Third Party and the Company and publicly available information without independent investigation thereof;

                  (d) Advise the Company in structuring and negotiating the transaction;

                  (e) Advise and assist management of the Company in making presentations to the Board of Directors of the Company concerning the Business Combination.

                  (f) Revise and make recommendations to revise your business plan and prepare a summary of such plan, if deemed necessary by you and us.

         Our work will not include any services that constitute the rendering of any legal services or performance of work that is in the ordinary purview of a Certified Public Accountant. Except as set forth herein, we will have complete control over the manner in which we perform services hereunder. All final decisions with respect to consultation, advice, and services rendered by us to you shall rest with you, and we shall not have the right or authority to bind you to any obligation or commitment.

         4. COMPENSATION. You agree to pay us the following fees for our services under this Agreement:

                  (a) Retainer. The Company shall issue Bathgate Capital upon the full execution of this Agreement, warrants to purchase a total of 45,000 shares of its common stock (the "Retainer Warrants"), exercisable at Semotus' common stock's closing price on the date of the full exercise of this Agreement, at any time within five years of the date of their issuance. The Retainer Warrants shall contain standard anti-dilution provisions; shall provide their holders with "piggy-back" registration rights at the Company's cost; and contain a cashless exercise provision. (See attached Form of Warrant).

                  (b) Contingent Fee. If, during the Engagement Period or the Tail Period you enter into an agreement that subsequently results in a Business Combination with a Bathgate Capital Contact, you shall pay us an additional fee based on the following:

                  6% of the Purchase Price (as defined above) paid in such Business Combination up to and including $1,000,000; plus

                  5% of the Purchase Price paid in such Business Combination greater than $1,000,000 and up to and including $2,000,000; plus

                  4% of the Purchase Price paid in such Business Combination in excess of 2,000,000.

                  If the Company enters into a Business Combination with a Third Party that the Company has previously identified, and for which the Company requests in writing Bathgate Capital's involvement, the Contingent Fee described herein shall be reduced by 50%.

                  (c) Payment of Contingent Fee. The Contingent Fee shall be paid at the closing of the Business Combination for which it is payable; provided that compensation due to Bathgate Capital as a result of proceeds that are contingent upon the occurrence of some future event or pursuant to any Business Combination shall be paid by the Company to Bathgate Capital at the time of the receipt of such capital. Payment will be as follows: The first $60,000 of such fee will be paid in cash; any remaining fee will be paid in a form to be negotiated in good faith by Bathgate Capital and the Company at the time of the closing of the Business Combination (and shall be some combination of cash and equity). No fee payable to any other advisor shall operate to reduce the fees payable to Bathgate Capital hereunder.

                  (d) Provision in Acquisition Agreement. If the Company is not the surviving party in a Business Combination, it shall cause the agreement between the Company and the Third Party to provide for the payment of the fees described herein.

         5. EXPENSES. All expenses shall be pre-approved in writing by the Company. The Company will reimburse Bathgate Capital for all reasonable legal, travel and other out-of-pocket expenses incurred in connection with Bathgate Capital's activities under this agreement, provided the Company has given its prior written approval. Bathgate Capital will bill the Company for such expenses on a monthly basis, to include all appropriate back-up documentation relating to the expense, and the Company will reimburse Bathgate Capital within ten days after such bill.

         6.      TERM OF AGREEMENT; TERMINATION.

                  (a) Term of Agreement. Our engagement hereunder is for a period commencing on May 27, 2004 and continuing until November 27, 2004 (the "Initial Engagement Period"). Our engagement will be extended for additional three-month periods unless one party notifies the other of its desire not to renew the engagement at least ten days before the commencement of any extended term. The term "Engagement Period" as used in this agreement will include the Initial Engagement Period and any extension.

                  (b) Termination. During the Engagement Period this agreement may be terminated by either party upon ten days advance notice to the other party, or immediately for cause, such cause being directly related to the failure of the non-terminating party's performance of services hereunder.

         7. RIGHT TO PROCEED. You shall have the right, in your sole discretion, to decline to proceed with a Business Combination.

         8. INFORMATION. You will furnish us (and you agree to request that each prospective Third Party with which you enter into negotiations furnish us) with such information as we believe appropriate to our engagement (all such information so furnished being the "Information"). You represent and warrant to us that all such information concerning the Company and your affiliates is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact that is necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. You recognize and confirm that we (a) may use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information.

         9. CONFIDENTIALITY. You agree and understand that as a condition of our furnishing information about Third Parties, you will treat confidentially any information our agents or we furnish you. You will not, and you will direct your directors, officers, employees and representatives not to disclose to any other party either the fact that a discussion or negotiations are taking place concerning a Business Combination, or any of the terms, conditions or other facts with respect to any such possible transaction, unless you have our prior written permission to do so. You also agree that any advice we render, whether formal or informal, will be prepared solely for the confidential use of your Board of Directors and senior management, and it will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent.

         We will use our best efforts to maintain all "Confidential Information" confidential except as authorized by you or this agreement. Information will be treated as "Confidential Information" if it is (a) identified as being confidential at the time of disclosure by an appropriate marking on the face thereof; or (b) if the information is provided orally or in any other transitory medium, it is identified as confidential orally at the time of disclosure and in writing within thirty (30) days after such disclosure. Excluded from this confidentiality agreement is Information (x) that is or becomes publicly available through no disclosure by us in violation of the foregoing or is received or becomes lawfully available to us from any third party not then under any obligation of confidentiality to you; (y) that is required by law or legal process to be made available to third parties; or (z) that is routinely published by you in accordance with SEC filings, NASD filings, or otherwise publicly released by your management. You specifically authorize us to disclose any information regarding you and the Business Combination to a prospective Third Party approved by you.

         We have the right to place advertisements in financial and other newspapers and journals at our own expense describing our services to you hereunder.

         10. NO LIMITATION ON OTHER ENGAGEMENTS. As you know, Bathgate Capital is a full service securities firm and as such may from time to time we may effect transactions, for our own account or the account of our customers; and we hold positions in securities or options on securities of other companies, which may become either a lender or investor for the purpose of this agreement. We shall not by this agreement be prevented or barred from rendering services of the same or similar nature as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company. You acknowledge that we are not registered or licensed as a broker-dealer with all state securities commissions or other regulatory authorities and that should we introduce you to an institutional investor, venture capital or other potential source of capital, we shall not, and shall not be required to, participate in any negotiations with respect to such financing in any state wherein such activity requires prior registration as a securities broker-dealer and is not exempt from such registration. You further acknowledge that nothing in this agreement shall require us to perform services for which the rendering of such services would violate any applicable law.

         11. ARBITRATION. The parties agree that all controversies which may arise between them concerning any Business Combination, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration in accordance with the rules of the American Arbitration Association. This provision shall inure to the benefit of and be binding on the Company, Bathgate Capital, their officers, directors, registered representatives, agents, independent contractors, employees, sureties, and any person acting on their behalf in relation to acting subject to this agreement. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

         12. LIMITATION ON BATHGATE CAPITAL'S ENGAGEMENT. The obligations of Bathgate Capital described in this agreement consist solely of acting as a financial advisor to the Company. In such capacity, we shall act as an independent contractor, and in no event shall we be required by this agreement to act as your agent or otherwise to represent or make decisions for you. All final decisions with respect to acts of the Company or your affiliates, whether or not made pursuant to or in reliance on information or advice furnished by us hereunder, shall be those of the Company or such affiliates and we shall under no circumstances be liable for any expense incurred or loss suffered by you as a consequence of such decisions.

         13. INDEMNIFICATION. Recognizing that transactions of this type sometimes result in litigation, the parties agree to the Indemnification provisions set forth in Exhibit A to this Agreement, which are incorporated by reference herein. You agree that, without our prior written consent, you will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provision of this agreement, unless such settlement, compromise, or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, or proceeding.

         14. NO BREACH. Each party represents that consummation of the transactions contemplated herein will not result in a material breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

         15. NOTICE. Any or all notices, designations, consents, offers, acceptances, or other communications provided for herein shall be given in writing and delivered in person, by a recognized courier service or by a recognized overnight delivery service, or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished.

                  If to Bathgate Capital: Bathgate Capital Partners, LLC
                                          5350 S. Roslyn Street, Suite 400
                                          Greenwood Village, Colorado 80111
                                          Attn:  Vicki D. E. Barone

                  If to the Company:      Semotus Solutions, Inc.
                                          16400 Lark Avenue, Suite 230
                                          Los Gatos, CA 95032
                                          Attn:  Tony LaPine, Chairman and CEO

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service, or, if mailed, when actually received.

         16.     ASSIGNABILITY. Bathgate Capital may not assign this Agreement.

         17. SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligations that may arise under this agreement without the prior written consent of the other party shall be void.

         18. COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed the same document.

         19. ENTIRE AGREEMENT/AMENDMENTS. This agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communication, understanding, and agreements between the parties. Notwithstanding the foregoing, this agreement shall not cancel the financing agreement between the parties dated April 11, 2003. This agreement cannot be modified or changed except by a writing signed by both parties.

         20. WAIVER. The party entitled to the benefit thereof may waive any of the terms and conditions of this Agreement at any time and from time to time in writing, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

         21. SURVIVAL. The provisions of this agreement relating to the payment of fees and expenses, indemnification, limitations on the liability of Indemnified Parties, contribution, settlements, the status of Bathgate Partners as an independent contractor, the limitation on to whom Bathgate Capital shall owe any duties, and arbitration shall survive any termination of our engagement hereunder.

         22. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with you on this assignment.

                                       Very truly yours,

                                       BATHGATE CAPITAL PARTNERS LLC


                                       By: /s/ Vicki D. E. Barone
                                          ------------------------------------
                                           Senior Managing Partner

Accepted and Agreed
To as of the date
First written above:

SEMOTUS SOLUTIONS, INC.



By: /s/ Tony LaPine
   ------------------------------------
   Tony LaPine, Chairman and CEO

                                    EXHIBIT A

                                INDEMNIFICATION.
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         (a)     Recognizing that transactions of this type sometimes result in litigation and that Bathgate Capital's role is limited to acting as the Company's financial advisor, the Company agrees to indemnify Bathgate Capital and its affiliates (and the directors, officers, agents, employees and controlling persons of Bathgate Capital and its affiliates)(each, an "Indemnified Person") to the full extent lawful, from and against any and all claims, damages, losses, liabilities and expenses, joint or several to which such Indemnified Person may become subject under applicable federal or state law, or otherwise ("Damages"), related to or arising out of the Business Combination, the engagement of Bathgate Capital pursuant to this agreement, the performance by Bathgate Capital of the services contemplated by this agreement, or any failure to consummate the Business Combination. "Damages" shall also include, without limitation, reasonable fees and disbursements of such Indemnified Person's counsel and such Indemnified Person's reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of or preparation for any pending or threatened litigation, action, claim, or proceeding (an "Action") arising therefrom. The Company will reimburse each Indemnified Person for all Damages as they are incurred, whether or not such Indemnified Person is a party and whether or not any action or proceeding actually is commenced. The Company will not be liable under the foregoing indemnification provisions to the extent that any Damages are found in any final judgment by a court to have resulted from the wrongful or grossly negligent acts ("Wrongful Acts") of the Indemnified Person.

         (b) Bathgate Capital agrees to indemnify the Company and its affiliates (and the directors, officers, agents, employees and controlling persons of the Company and its affiliates) to the full extent lawful against any and all Damages as incurred arising out of Wrongful Acts of Bathgate Capital in connection with its performance under this Agreement.

         (c) Each indemnifying party further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder unless the indemnifying party shall have given the Indemnified Person reasonable prior written notice thereof and used all reasonable efforts, after consultation with the Indemnified Person, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

         (d) If for any reason the foregoing indemnification is unavailable to the Indemnified Person, or insufficient to hold it harmless, then the indemnifying party shall contribute to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the parties, but also the relative fault of the parties, as well as any relevant equitable considerations. In no event will the aggregate amount the Indemnified Persons are required to contribute exceed the amount of fees (excluding expense reimbursement) actually paid to Bathgate Capital. The reimbursement, indemnity and contribution obligations of the parties under this paragraph shall be in addition to any liability which the parties may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of the Company, Bathgate Capital, and any other Indemnified Person.

         (e) The provisions of this Exhibit shall apply to the engagement (including related activities before the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement.

         (f) Promptly after receipt by an Indemnified Person under subparagraphs (a) or (b) above of written notice of the commencement of any Action, the Indemnified Person shall, if a claim in respect thereof is to be made against the indemnifying party under such section, notify the indemnifying party in writing of the commencement of that Action; the failure to notify the indemnifying party shall not relieve it of any liability which it may have to an Indemnified Person, except to the extent that the indemnifying party did not otherwise have knowledge of the commencement of the Action and the indemnifying party's ability to defend against the Action was prejudiced by such failure. If any such Action shall be brought against an Indemnified Person, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person, unless the Indemnified Person reasonably believes that the indemnifying party's interest in the Action is adverse to that of the Indemnified Person. After notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Action, the indemnifying party shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than reasonable costs of investigation, and the cost of any attorney for the Indemnified Person to represent such Indemnified Person's interests in the Action.

                                   EXHIBIT B
                        ("Bathgate Captal Contact List")